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                                                         Exhibit 10(iii)(A)(iii)

                       EXECUTIVE SPECIAL BENEFIT AGREEMENT

          AGREEMENT made as of June 16, 2003, by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation of the State of Delaware (hereinafter referred to as "INTERPUBLIC") and CHRIS COUGHLIN (hereinafter referred to as "EXECUTIVE").

                              W I T N E S S E T H:

          WHEREAS, Executive is in the employ of Interpublic and/or one or more of its subsidiaries (Interpublic and its subsidiaries being hereinafter referred to collectively as the "CORPORATION"); and

          WHEREAS, Interpublic and Executive desire to enter into an Executive Special Benefit Agreement which shall be supplementary to any employment agreement or arrangement which Executive now or hereinafter may have with respect to Executive's employment by Interpublic or any of its subsidiaries;

          NOW, THEREFORE, in consideration of the mutual promises herein set forth, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                      DEATH AND SPECIAL RETIREMENT BENEFITS

          1.01 For purposes of this Agreement the "ACCRUAL TERM" shall mean the period of ninety-six (96) months beginning on the date of this Agreement and ending on the day

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preceding the eighth anniversary hereof or on such earlier date on which
Executive shall cease to be in the employ of the Corporation.

          1.02 The Corporation shall provide Executive with the following benefits contingent upon Executive's compliance with all the terms and conditions of this Agreement. Effective at the end of the Accrual Term, Executive's annual compensation will be increased by One Hundred Thousand Dollars ($100,000) if Executive is in the employ of the Corporation at that time.

          1.03 If, during the Accrual Term or thereafter during a period of employment by the Corporation which is continuous from the date of this Agreement, Executive shall die while in the employ of the Corporation, the Corporation shall pay to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 (or in the absence of such designation, shall pay to the Executor of the Will or the Administrator of the Estate of Executive) survivor income payments of Two Hundred Thousand Dollars ($200,000) per annum for fifteen (15) years in monthly installments beginning with the 15th of the calendar month following Executive's death, and in equal monthly installment thereafter.

          1.04 If, after a continuous period of employment from the date of this Agreement, Executive shall retire from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's sixtieth birthday, the Corporation shall pay to Executive special retirement benefits at the rate of Two Hundred Thousand Dollars ($200,000) per annum for fifteen (15) years in monthly installments beginning with the 15th of the calendar month following Executive's last day of employment, and in equal monthly installments thereafter.

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          1.05    If, after a continuous period of employment from the date of this Agreement, Executive shall retire, resign, or be terminated from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after Executive's fifty-ninth birthday but prior to Executive's sixtieth birthday, the Corporation shall pay to Executive special retirement benefits at the annual rates set forth below for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly installments:

Last Day of Employment                                              Annual Rate
----------------------                                              -----------
On or after 59th birthday but prior to 60th birthday                $  176,000

          1.06 If, following such termination of employment, Executive shall die before payment of all of the installments provided for in Section 1.04 or
Section 1.05, any remaining installments shall be paid to such beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.07 or, in the absence of such designation, to the Executor of the Will or the Administrator of the Estate of Executive.

          1.07 For purposes of Sections 1.03, 1.04 and 1.05, or any of them, Executive may at any time designate a beneficiary or beneficiaries by filing with the chief human resource officer of Interpublic a Beneficiary Designation Form provided by such officer. Executive may at any time, by filing a new Beneficiary Designation Form, revoke or change any prior designation of beneficiary.

          1.08 If Executive shall die while in the employ of the Corporation, no sum shall be payable pursuant to Sections 1.04, 1.05, 1.06, 2.01, 2.02 or 2.03.

                                   ARTICLE II

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                        ALTERNATIVE DEFERRED COMPENSATION

          2.01 If Executive shall, for any reason other than death, cease to be employed by the Corporation on a date prior to Executive's fifty-ninth birthday, the Corporation shall, in lieu of any payment pursuant to Article I of this Agreement, compensate Executive by payment, at the times and in the manner specified in Section 2.02, of a sum computed at the rate of One Hundred Thousand Dollars ($100,000) per annum for each full year and proportionate amount for any part year from the date of this Agreement to the date of such termination during which Executive is in the employ of the Corporation. Such payment shall be conditional upon Executive's compliance with all the terms and conditions of this Agreement.

          2.02 The aggregate compensation payable under Section 2.01 shall be paid in equal consecutive monthly installments commencing with the first month in which Executive is no longer in the employ of the Corporation and continuing for a number of months equal to the number of months which have elapsed from the date of this Agreement to the date of termination, up to a maximum of ninety-six
(96) months.

          2.03 If Executive dies while receiving payments in accordance with the provisions of Section 2.02, any installments payable in accordance with the provisions of Section 2.02 less any amounts previously paid Executive in accordance therewith, shall be paid to Executive's beneficiary under Section 1.07, or, if none, to the Executor of the Will or the Administrator of the Estate of Executive.

          2.04    If Executive's employment is terminated within the first two
(2) years, (other than for cause or voluntary resignation, which is not for "Good Reason") then, in addition to any other payments to which Executive may be entitled under this Agreement, Executive will receive an annual annuity of Fifty Thousand Dollars ($50,000) per year for a period of fifteen

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(15) years to commence on Executive's 60th birthday. Such amounts shall be payable in monthly installments beginning with the 15th of the calendar month following Executive's 60th birthday.

          2.05 It is understood that none of the payments made in accordance with this Agreement shall be considered for purposes of determining benefits under the Interpublic Pension Plan, nor shall such sums be entitled to credits equivalent to interest under the Plan for Credits Equivalent to Interest on Balances of Deferred Compensation Owing under Employment Agreements adopted effective as of January 1, 1974 by Interpublic.

                                   ARTICLE III

                    NON-SOLICITATION OF CLIENTS OR EMPLOYEES

          3.01 Following the termination of Executive's employment hereunder for any reason, Executive shall not for a period of twelve (12) months either
(a) solicit any employee of the Corporation to leave such employ to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination.

                                   ARTICLE IV

                                   ASSIGNMENT

          4.01 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Interpublic. Interpublic shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all or substantially all of the business or assets of Interpublic, by agreement in form satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to

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the same extent as Interpublic would have been required to perform it if no such succession had taken place. Neither this Agreement nor any rights hereunder shall be subject in any matter to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by Executive, and any such attempted action by Executive shall be void. This Agreement may not be changed orally, nor may this Agreement be amended to increase the amount of any benefits that are payable pursuant to this Agreement or to accelerate the payment of any such benefits.

                                    ARTICLE V

                        CONTRACTUAL NATURE OF OBLIGATION

          5.01 The liabilities of the Corporation to Executive pursuant to this Agreement shall be those of a debtor pursuant to such contractual obligations as are created by the Agreement. Executive's rights with respect to any benefit to which Executive has become entitled under this Agreement, but which Executive has not yet received, shall be solely the rights of a general unsecured creditor of the Corporation.

                                   ARTICLE VI

                                 APPLICABLE LAW

          6.01 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                                   THE INTERPUBLIC GROUP OF
                                   COMPANIES, INC.


                                   By:   /s/Brian J. Brooks
                                            Brian J. Brooks
                                            Executive Vice President
                                                Human Resources

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                                         /s/ Chris Coughlin
                                             Chris Coughlin

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